As filed with the Securities and Exchange Commission on March 14, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

ARTISAN COMPONENTS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	77-0278185
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

141 Caspian Court

Sunnyvale, California 94089-1013

(408) 734-5600

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

1997 DIRECTOR OPTION PLAN

2003 STOCK PLAN

(Full title of the plan)

Joy E. Leo

Chief Financial Officer

Artisan Components, Inc.

141 Caspian Court

Sunnyvale, California 94089-1013

(408) 734-5600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Robert P. Latta, Esq.

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304

(650) 493-9300

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

1997 Director Option Plan, Common Stock, $.001 par value (3)	150,000	$14.49	$ 2,173,500	$175.84

2003 Stock Plan, Common Stock, $.001 par value (3)	5,485,042	$14.49	$79,478,259	$6,429.79

Total				$6,605.63

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the 2003 Stock Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction affected without the receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Stock.
(2)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee based upon the average of the high and low prices of the Common Stock as reported on the Nasdaq National Market on March 12, 2003.
(3)	Includes preferred stock purchase rights which prior to the occurrence of certain events will not be exercisable or evidenced separately from the Common Stock.

PART II:    INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

Artisan Components, Inc., which is referred to herein as the “Registrant,” incorporates by reference in this Registration Statement the following documents and information heretofore filed with the Securities and Exchange Commission (the “Commission”):

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 2002, filed with the Commission on December 27, 2002;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2002 filed with the Commission on February 14, 2003;

(c)	The Registrant’s Current Report on Form 8-K filed with the Commission on February 26, 2003 relating to the Registrant’s acquisition of NurLogic Design, Inc.;

(d)	The Registrant’s Registration Statement on Form S-3 (Reg. No. 333-103465) initially filed with the Commission on February 26, 2003.

(e)	The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form S-1 (Reg. No. 333-41219) declared effective by the Commission on February 2, 1998, as amended by the Registrant’s Registration Statement on Form 8-A filed with the Commission on December 27, 2001;

(f)	The Registrant’s Definitive Proxy Statement on Schedule 14A filed on January 27, 2003; and

(g)	All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 4.    Description of Securities.

Not Applicable.

Item 5.    Interests of Named Experts and Counsel.

Not Applicable.

Item 6.    Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents and in agreements between the corporation and its directors and officers provisions expanding the scope of indemnification beyond that specifically provided by the current law. Section 145 also provides that a corporation has the power to maintain insurance on behalf of its officers and directors against any liability asserted against such person and incurred by him or her in such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of Section 145.

Article VI, Sections 6.1 and 6.2 of the Registrant’s Bylaws provides for mandatory indemnification of its directors and officers and permissible indemnification of employees and other agents to the maximum extent not prohibited by the Delaware General Corporation Law. The rights to indemnity thereunder continue as to a person who has ceased to be a director, officer, employee or agent and inure to the benefit of the heirs, executors and administrators of the person. In addition, expenses incurred by a director or executive officer in defending any civil, criminal, administrative or investigative action, suit or proceeding by reason of the fact that he or she is or was a director or officer of the Registrant (or was serving at the Registrant’s request as a director or officer of another corporation) shall be paid by the Registrant in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Registrant as authorized by the relevant section of the Delaware General Corporation Law.

The Registrant’s Certificate of Incorporation provides that, pursuant to Delaware law, its directors shall not be personally liable for monetary damages for breach of the directors’ fiduciary duty as directors to the Registrant and its stockholders. This provision in the Certificate of Incorporation does not eliminate the directors’ fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of nonmonetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to the Registrant for acts or omission not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Section 174 of the Delaware General Corporation Law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

The Registrant has entered into indemnification agreements with its directors and executive officers. Generally, the indemnification agreements attempt to provide the maximum protection permitted by Delaware law as it may be amended from time to time. Moreover, the indemnification agreements provide for certain additional indemnification. Under such additional indemnification provisions, however, an individual will not receive indemnification for judgments, settlements or expenses if he or she is found liable to the Registrant (except to the extent the court determines he or she is fairly and reasonably entitled to indemnity for expenses), for settlements we have not approved or for settlements and expenses if the settlement is not approved by the court. The indemnification agreements provide that the Registrant will advance to the individual any and all reasonable expenses (including legal fees and expenses) incurred in investigating or defending any such action, suit or proceeding. In order to receive an advance of expenses, the individual must submit to the Registrant copies of invoices presented to him or her for such expenses. Also, the individual must repay such advances upon a final judicial decision that he or she is not entitled to indemnification.

The Registrant intends to enter into additional indemnification agreements with each of its directors and executive officers and to purchase directors’ and officers’ liability insurance.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

At present, there is no pending litigation or proceeding involving any of the Registrant’s directors, officers, employees, or other agents in which indemnification is being sought, nor is the Registrant aware of any threatened litigation that may result in a claim for indemnification by any of its directors, officers, employees or other agents.

Item 7.    Exemption from Registration Claimed.

Not Applicable.

Item 8.    Exhibits.

Exhibit Number	Documents

4.1	1997 Director Option Plan, as amended

4.1.1	Form of Director Option Agreement under the 1997 Director Option Plan

4.2	2003 Stock Plan

4.2.1	Form of Stock Option Agreement under the 2003 Stock Plan

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

23.1	Consent of PricewaterhouseCoopers LLP, Independent Accountants

23.2	Consent of Ernst & Young LLP, Independent Auditors

23.3	Consent of Counsel (contained in Exhibit 5.1)

24.1	Power of Attorney (see page II-5)

Item 9.    Undertakings.

(a)  Rule 415 offering: The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant, Artisan Components, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on this 14th day of March, 2003.

ARTISAN COMPONENTS, INC.

By:	/s/ MARK R. TEMPLETON
Mark R. Templeton
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each such person whose signature appears below constitutes and appoints, jointly and severally, Mark R. Templeton and Joy E. Leo his/her attorneys-in-fact, each with the power of substitution, for him/her in any and all capacities, to sign any amendments to this Registration Statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his/her substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ MARK R. TEMPLETON (Mark R. Templeton)	President, Chief Executive Officer and Director (Principal Executive Officer)	March 14, 2003

/s/ JOY E. LEO (Joy E. Leo)	Vice President, Finance and Administration, Chief Financial Officer (Principal Financial and Accounting Officer) and Secretary	March 14, 2003

/s/ LUCIO L. LANZA (Lucio L. Lanza)	Chairman of the Board	March 14, 2003

/s/ SCOTT T. BECKER (Scott T. Becker)	Chief Technology Officer and Director	March 14, 2003

/s/ LEON MALMED (Leon Malmed)	Director	March 14, 2003

/s/ MORIO KUROSAKI (Morio Kurosaki)	Director	March 14, 2003

/s/ R. STEPHEN HEINRICHS (R. Stephen Heinrichs)	Director	March 14, 2003

/s/ Robert P. Latta (Robert P. Latta)	Director	March 14, 2003

INDEX TO EXHIBITS

Exhibit Number	Documents

4.1	1997 Director Option Plan, as amended

4.1.1	Form of Director Option Agreement under the 1997 Director Option Plan

4.2	2003 Stock Plan

4.2.1	Form of Stock Option Agreement under the 2003 Stock Plan

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

23.1	Consent of PricewaterhouseCoopers LLP, Independent Accountants

23.2	Consent of Ernst & Young LLP, Independent Auditors

23.3	Consent of Counsel (contained in Exhibit 5.1)

24.1	Power of Attorney (see page II-5)